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                                                                     EXHIBIT 5.1

                       [MAYER, BROWN & PLATT LETTERHEAD]





                                 October 6, 1998


Metal Management, Inc.
500 North Dearborn Street, Suite 405
Chicago, Illinois 60610

Ladies and Gentlemen:

         We have acted as your counsel in connection with the registration of certain 10% Senior Subordinated Notes due 2008 (the "Notes") of Metal Management, Inc., a Delaware corporation (the "Company"), and the guarantees thereof (the "Guarantees") by certain subsidiaries of the Company listed on Annex A hereto (the "Guarantors"), pursuant to a registration statement on Form S-4, registration no. 333-58875 (the "Registration Statement").

         In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company and the Guarantors as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon the foregoing, we are of the opinion that:

         (i) the Notes have been duly authorized for issuance by the Company and, when the Notes are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Notes will be legally issued and will constitute a valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity); and

         (ii) the Guarantees have been duly authorized for issuance by the Guarantors and, when the Guarantees are duly executed, authenticated, issued and delivered in accordance with the




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Metal Management, Inc.
October 6, 1998
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         indenture governing the Notes, the Guarantees will be legally issued and will constitute valid and legally binding obligations of the Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity).

         We are admitted to practice law in the States of Illinois and New York and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the corporate laws of the State of Delaware.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters."

                                         Very truly yours,

                                         MAYER, BROWN & PLATT




                                         By /s/ Paul W. Theiss
                                           -------------------------------------
                                           Paul W. Theiss, a Partner of the Firm






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                                     ANNEX A


Aerospace Metals, Inc., a Delaware corporation
American Scrap Processing, Inc., an Illinois corporation
Briquetting Corporation of America, an Ohio corporation
California Metals Recycling, Inc., a California corporation
Charles Bluestone Company, a Pennsylvania corporation
CIM Trucking, Inc., an Illinois corporation
Cometco Corp., an Illinois corporation
Cozzi Building Corporation, an Illinois corporation
Cozzi Iron & Metal, Inc., an Illinois corporation
C Shredding Corp., an Illinois corporation
EMCO Trading, Inc., an Arizona corporation
Ferrex Trading Corporation, a Delaware corporation
Firma, Inc., a California corporation
Firma Plastic Co., Inc., a California corporation
Houston Compressed Steel Corp., a Texas corporation
HouTex Metals Company, Inc., a Texas corporation
The Isaac Corporation, an Ohio corporation
Kankakee Scrap Corporation, an Illinois corporation
Kimerling Acquisition Corp., a Delaware corporation
Mac Leod Metals Co., a California corporation
Metal Management Arizona, Inc., an Arizona corporation
Metal Management Gulf Coast, Inc., a Delaware corporation
Metal Management Realty, Inc., an Arizona corporation
Michael Schiavone & Sons, Inc., a Delaware corporation
Naporano Iron & Metal Co., a New Jersey corporation
Newell Recycling West, Inc., a Colorado corporation
Nicroloy Acquisition Corp., a Delaware corporation
Nimco Shredding Co., a New Jersey corporation
138 Scrap, Inc., an Illinois corporation
Paulding Recycling, Inc., an Ohio corporation
P. Joseph Iron & Metal, Inc., an Ohio corporation
Proler Southwest Inc., a Texas corporation
Proler Steelworks L.L.C., a Delaware limited liability company
R&P Holdings, Inc., a Delaware corporation
R&P Real Estate, Inc., a Pennsylvania corporation
Reserve Iron & Metal Limited Partnership, a Delaware limited partnership Salt River Recycling, L.L.C., an Arizona limited liability company
Scrap Processing, Inc., an Illinois corporation
Superior Forge, Inc., a Delaware corporation
Torrington Scrap Company, a Delaware corporation
Trojan Trading Co., a California corporation
USA Southwestern Carrier, Inc., an Arizona corporation